Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-83631


                  PROSPECTUS SUPPLEMENT DATED DECEMBER 22, 1999
                                       to
                       Prospectus Dated September 16, 1999

                                12,050,000 Shares

                           Interleukin Genetics, Inc.

                                  Common Stock

      This Prospectus Supplement supplements the Prospectus dated September 16, 1999 (the "Prospectus") of Interleukin Genetics, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by their respective pledgees or donees, that receive such shares as a gift or other non-sale related transfer (the "Selling Shareholders") of 12,050,000 shares (the "Shares") of Common Stock, no par value per share, of the Company (the "Common Stock"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

      Since the date of the Prospectus, certain Selling Shareholders (the "Donors") have donated a portion of their respective shares of Common Stock (the "Donated Shares") to two (2) different organizations and four (4) individuals (collectively, the "Donees"), and the Donees were not specifically named in the Prospectus. The Donees have requested that they be included as Selling Shareholders in the Prospectus. Accordingly, the Selling Shareholders section of the Prospectus is hereby supplemented to include the Donees (listed below), each with respect to its Donated Shares. The total number of Shares offered by all Selling Shareholders (including the Donor and Donees), however, remains unchanged because each Donee is offering to sell all of their respective Donated Shares.


                                                                                 SHARES TO BE
                                       SHARES OWNED      PERCENTAGE   SHARES TO   OWNED AFTER   PERCENTAGE
           NAME                      PRIOR TO OFFERING    OF CLASS     BE SOLD     OFFERING      OF CLASS
---------------------------------    -----------------   ----------   ---------  ------------   ----------
Church of the Nativity ..........        14,000(1)            *        14,000        -0-            -0-
Steuart A. Evans, Jr ............         4,000(2)            *         4,000        -0-            -0-
Hays B. Evans ...................         4,000(3)            *         4,000        -0-            -0-
J. Sadler Evans .................         4,000(4)            *         4,000        -0-            -0-

                                                                                 SHARES TO BE
                                       SHARES OWNED      PERCENTAGE   SHARES TO   OWNED AFTER   PERCENTAGE
           NAME                      PRIOR TO OFFERING    OF CLASS     BE SOLD     OFFERING      OF CLASS
---------------------------------    -----------------   ----------   ---------  ------------   ----------
Edward T. Kennedy c/f Edward T
Kennedy IV IL/UTMA ..............         4,000(5)            *         4,000        -0-            -0-
Church of the Nativity Continuing
Education Fund ..................         1,000(6)            *         1,000        -0-            -0-

___________________________
* represents less than 1%

(1) Church of the Nativity owns Donated Shares in the amount of 14,000 shares of Common Stock, all of which were donated to it by Steuart Evans, a Selling Shareholder more specifically identified in the Prospectus.

(2) Steuart A. Evans, Jr. owns Donated Shares in the amount of 4,000 shares of Common Stock, all of which were donated to him by Steuart Evans, a Selling Shareholder more specifically identified in the Prospectus.

(3) Hays B. Evans owns Donated Shares in the amount of 4,000 shares of Common Stock, all of which were donated to him by Steuart Evans, a Selling Shareholder more specifically identified in the Prospectus.

(4) J. Sadler Evans owns Donated Shares in the amount of 4,000 shares of Common Stock, all of which were donated to him by Steuart Evans, a Selling Shareholder more specifically identified in the Prospectus.

(5) Edward T. Kennedy c/f Edward T. Kennedy IV IL/UTMA owns Donated Shares in the amount of 4,000 shares of Common Stock, all of which were donated to him by Edward T. Kennedy and Julie M. Kennedy, a Selling Shareholder more specifically identified in the Prospectus.

(6) Church of the Nativity Continuing Education Fund owns Donated Shares in the amount of 1,000 shares of Common Stock, all of which were donated to it by Steuart Evans, a Selling Shareholder more specifically identified in the Prospectus.